Exhibit 23.1

200 Sandpointe Avenue, Suite 560 Santa Ana, CA 92707 (949) 326-CPAS (2727) www.bkcpagroup.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Boomer Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A of Boomer Holdings, Inc. of our report dated February 21, 2020 on our audit of the financial statements of Boomer Naturals, Inc. as of December 31, 2019 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period June 7, 2019 (date of formation) to December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Santa Ana, CA
September 11, 2020